Filed Pursuant to Rule 433
Registration No. 333-137897
Skilled Healthcare Group, Inc.
16,666,666 Class A Shares
This free writing prospectus of Skilled Healthcare Group, Inc. relates only to the securities described in, and should be read together with, the preliminary prospectus dated May 10, 2007 (the “Preliminary Prospectus”) included in Amendment No. 6 to the Registration Statement on Form S-1 (Commission File No. 333-137897) relating to these securities. To review a filed copy of our registration statement, click on the following link:
http://www.sec.gov/Archives/edgar/data/1351051/000089256907000648/y23815a6sv1za.htm

Issuer:	Skilled Healthcare Group, Inc.

Price to public:	$15.50 per share

Trade date:	May 14, 2007

Closing date:	May 18, 2007

Class A Common Stock to be Outstanding After This Offering:	16,666,666 shares

Class B Common Stock to be Outstanding After This Offering:	20,230,928 shares

Pro Forma Statement of Operations:	In connection with the conversion of class A preferred stock into common stock at the initial public offering price of $15.50, the inclusion of the shares issued by Skilled Healthcare Group in the offering (which were not previously taken into account), and the pay down of additional debt resulting from increased offering proceeds to Skilled Healthcare Group, pro forma income from continuing operations per common share as shown in the Preliminary Prospectus changed (a) from $0.77 basic and $0.76 diluted to $0.62 basic and $0.61 diluted for the year ended December 31, 2006 and (b) from $0.22 basic and diluted to $0.18 basic and $0.17 diluted for the three months ended March 31, 2007.
A copy of the prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010; UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171; or Banc of America Securities LLC, by email to dg.prospectus-distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street 3rd Floor, New York, New York 10001.
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting one of the underwriters listed above.